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                  TO BE MAILED TO SHAREHOLDERS ON MAY 4, 2001

                             VIRTUALFUND.COM, INC.
                       6462 City West Parkway, Suite 175
                            Eden Prairie, MN 55344

May 4,2001


Dear Shareholder:

     We urge you once again to vote FOR the removal of Melvin Masters from your Company's Board of Directors. Your vote is important, no matter how many or how few shares you own. Please sign, date and return the enclosed proxy card today.

     You should be aware that, on April 23, 2001, Institutional Shareholder Services ("ISS"), the nation's leading voting advisory service, recommended that its clients, including institutional investors, mutual funds and other fiduciaries, vote FOR the removal of Mr. Masters from the Board. ISS stated, "ISS believes that Mr. Masters acted in breach of his fiduciary duty by disobeying direct, explicit instructions from the board regarding the pursuit of a transaction with Manugistics. Furthermore, ISS believes that the board has grounds for Mr. Masters' removal for cause. We believe it would be in the best interests of shareholders and the company to remove Mr. Masters from the board."

     We believe that the removal of Masters from the Board will signal the end of a difficult transition period for the Company. We are committed to continuing our efforts to reduce the Company's consumption of cash and direct its energies to the future. To that end, a number of changes have been made recently to the Company's management. Effective May 1, 2001 Monte Johnson has been named as the Company's new interim Chief Executive Officer. Mr. Johnson, an MBA and CPA, was the Chief Financial Officer and Senior Vice President of Pro Staff Personnel Services prior to joining VirtualFund. Previously he served as the Director of Business Development and Mergers & Acquisitions at Honeywell, Inc. Prior to that Mr. Johnson was a Senior Manager at Deloitte & Touche International. We are delighted to bring on board an individual of Mr. Johnson's experience and capabilities. We are also grateful for the service of Doug Coy as interim CEO during the past few months.

     The Company also has accepted Roger Wikner's resignation from the Board. The Board commended Mr. Wikner for his service to the Company. Tim Duoos, currently a Director, has assumed Mr. Wikner's former role as Chairman. Edward Adams will serve as Vice Chairman.

     We believe this management team will sharpen the focus on building a new and bright future for your Company. With the misguided plans of Masters behind us, we look forward to the challenge of rebuilding shareholder value. Please help us to achieve that goal by voting FOR the removal of Masters, by signing, dating and returning the enclosed proxy card today.

     Thank you for your support.

                                        Very truly yours,

/s/ Edward S. Adams                     /s/ John Cavanaugh
Director                                Director


/s/ Timothy R. Duoos                    /s/ Stephen Fisher
Director                                Director


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                                    IMPORTANT

  Remember, if you hold your shares in "Street-Name," only your bank or broker can vote your shares and only upon your specific instruction. Please sign date and return the enclosed proxy today to ensure that your vote is represented at the Meeting.

  Your vote is important! Remember, failing to vote or abstaining from voting will have the same effect as a vote to keep Masters on the Board. We urge you to vote FOR Masters' removal today!

      If you have any questions, or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

                           INNISFREE M&A INCORPORATED
                           TOLL-FREE AT 1-888-750-5834

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